Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in NorthStar Asset Management Group Inc.’s Registration Statement on Form S-8 (File No. 333-197104) and in the related prospectus of our reports dated March 5, 2014, March 1, 2013, and October 22, 2014 with respect to the consolidated financial statements of American Healthcare Investors LLC as of and for the year ended December 31, 2013, 2012 and 2011, respectively, included in this Current Report on Form 8-K/A of NorthStar Asset Management Group Inc.

/s/ Bentson, Vuona & Westersten, LLP
Bentson, Vuona & Westersten, LLP
Irvine, California
February 20, 2015